UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2006

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614) 356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Agreement to Amend Credit Facility

On March 15, 2006, Dominion Homes, Inc. (the “Company”) and all of the participant banks in its Senior Unsecured Revolving Credit Facility (the “Credit Facility”), entered into an agreement (the “Letter Agreement”), to amend the Credit Facility to, among other things:

(1)	Reduce the amount of the Credit Facility from $300 million to $240 million at March 31, 2006, to $225 million at September 30, 2006, and to $200 million at December 31, 2006;

(2)	Revise certain financial covenants. The tangible net worth requirement will be increased to $175 million as of March 31, 2006. The maximum allowable leverage ratio will be reduced from 2.25 to 2.0 at June 30, 2006 and to 1.75 at December 31, 2006. The ratio of uncommitted land to consolidated tangible net worth will be reduced from a maximum of 1.90 at December 31, 2005 to 1.75 at March 31, 2006, 1.70 at September 30, 2006 and 1.55 at December 31, 2006. The minimum interest coverage ratio will be decreased from 1.90 at December 31, 2005 to 1.30 at March 31, 2006, 0.80 at June 30, 2006, 0.60 at December 31, 2006, and 1.00 at March 31, 2007. Additional fee tiers will also be included that will be applicable when interest coverage is less than 1.75. The amendment will include a limitation on the total value of developed unsold lots and lots under development of $160 million at March 31, 2006, $155 million at June 30, 2006, $150 million at September 30, 2006 and $145 million at December 31, 2006 and thereafter.

In addition, pursuant to the Letter Agreement the definition of the borrowing base calculation will be revised in the amendment and we have agreed to grant a lien on our business assets, including our real estate holdings, as collateral for the Credit Facility. The Letter Agreement is subject to satisfactory documentation of the amendment by March 31, 2006.

The Company expects the final documentation for the amendment, and the implementation of the amendment, to be completed by March 31, 2006. On March 16, 2006, the Company filed a Form 12b-25 Notice of Late Filing with respect to its Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission to allow the Company to finalize the amendment to the Credit Facility. The Company expects to file its Form 10-K by March 31, 2006, upon completion of the amendment to the Credit Facility.

The foregoing summary is qualified in its entirety by reference to the Letter Agreement, attached as Exhibit 99.1 hereto and incorporated by reference herein.

Reclassification of Previously Capitalized Interest

In order to reflect recent reporting changes made within the home building industry, the Company recently reclassified the recognition of previously capitalized interest related to land development and home construction costs from interest expense to cost of real estate sold. The effect of this reclassification was an increase in cost of real estate sold, and decreases in gross profit, income from operations and interest expense. This reclassification had no effect on net income as previously reported. The statements of operations as presented in the Company’s earnings release issued February 27, 2006, have been revised and are presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(in thousands)		(in thousands)
	2005	2004	2005	2004
Revenues	$111,520	$115,494	$415,700	$541,970
Cost of real estate sold	93,223	94,054	336,007	426,531

Gross profit	18,297	21,440	79,693	115,439
Selling, general and administrative	15,124	18,167	64,475	77,936

Income from operations	3,173	3,273	15,218	37,503
Interest expense	2,148	1,097	7,745	4,032

Income before income taxes	1,025	2,176	7,473	33,471
Provision for income taxes	34	1,153	2,147	13,269

Net income	$991	$1,023	$5,326	$20,202

The amount of the reclassification from interest expense to cost of real estate sold was $1,119 thousand and $959 thousand for the three months ended December 31, 2005 and 2004 and was $4,323 thousand and $4,204 thousand for the twelve months ended December 31, 2005 and 2004.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Letter Agreement dated March 15, 2006, among Dominion Homes, Inc., The Huntington National Bank, as Administrative Agent, and the Lenders listed thereon.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
William G. Cornely, Senior Vice President of Finance and Chief Financial Officer

Date: March 16, 2006